EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them Amendment No. 3 to Schedule 13D (including amendments thereto) with regard to the common stock of Superior Drilling Products, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of October 12, 2016.

REPORTING PERSONS:

HARD 4 HOLDINGS, LLC

By:	/s/ REID WALKER
Reid Walker, Manager

/s/ REID WALKER

REID WALKER, individually